Exhibit 99.1

Maxar Board of Directors Approves Quarterly Dividend

Westminster, CO, – May 13, 2020 – Maxar Technologies (NYSE:MAXR) (TSX:MAXR), a trusted partner and innovator in Earth Intelligence and Space Infrastructure, today announced that its Board of Directors declared a regular quarterly dividend of one cent ($0.01) per share.

The dividend is payable on June 30, 2020 to shareholders of record as of the close of business on June 15, 2020.

About Maxar

Maxar is a trusted partner and innovator in Earth Intelligence and Space Infrastructure. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with unrivaled speed, scale and cost effectiveness. Maxar’s 4,000 team members in 20 global locations are inspired to harness the potential of space to help our customers create a better world. Maxar trades on the New York Stock Exchange and Toronto Stock Exchange as MAXR. For more information, visit www.maxar.com.

Forward-Looking Statements

This release may contain certain “forward-looking statements” or “forward-looking information” under applicable securities laws. Forward-looking terms such as “may,” “will,” “could,” “should,” “would,” “plan,” “potential,” “intend,” “anticipate,” “project,” “target,” “believe,” “plan,” “outlook,” “estimate,” “guidance” or “expect” and other words, terms and phrases of similar nature are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on certain key expectations and assumptions made by the Company. Although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct.

The risks that could cause actual results to differ materially from current expectations include, but are not limited to those Risk Factors set forth in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available online under the Company’s EDGAR profile at www.sec.gov or on the Company’s website at www.maxar.com, as well as the Company’s continuous disclosure materials filed from time to time with Canadian securities regulatory authorities, which are available online under the Company’s SEDAR profile at www.sedar.com or on the Company’s website at www.maxar.com. The risk factors detailed in the foregoing are not intended to be exhaustive and there may be other key risks that are not identified that are not presently known to the Company or that the Company currently deems immaterial. These risks and uncertainties are amplified by the global COVID-19 pandemic, which has caused and will continue to cause significant challenges, instability and uncertainty.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements herein as a result of new information, future events or otherwise, other than as may be required under applicable securities law.

Investor Relations Contact:

Jason Gursky
Maxar VP Investor Relations
1-303-684-2207
jason.gursky@maxar.com

Media Contact:

Turner Brinton
Maxar Media Relations
1-303-684-4545
turner.brinton@maxar.com